EXHIBIT 10.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) entered into as of this 23rd day of October, 2009, by and among Southwest Resources, Inc., a Delaware company with a principal address of 3001 Knox Street, Suite 403, Dallas, Texas 75205 (“Assignee”), and Duke Mining Company, a Delaware company with a principal address of 850 Third Avenue, Suite 1801, New York, NY 10022 (“Assignor”).

BACKGROUND

Pursuant to that certain Asset Purchase Agreement, dated as of an even date herewith, by and among Assignee and Assignor (the “Asset Purchase Agreement”), Buyer has agreed to purchase from Seller and Seller has agreed to sell, transfer, assign, convey and deliver to Buyer the “Purchase Assets” (as such term is defined in the Asset Purchase Agreement). All other capitalized terms used, but not defined, herein shall also have those meanings assigned to them in the Asset Purchase Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.

Assignment.

1.1.

Assignment of Assets.  For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Assignor, Assignor does hereby assign, grant, bargain, sell, convey, transfer and deliver to Assignee, and its successors and assigns, all of Assignor’s right, title and interest in, to the assets listed on Exhibit A hereto (the “Assets”).

1.2

Further Assurances.  Assignor shall from time to time after the date hereof at the request of Assignee and without further consideration execute and deliver to Assignee such additional instruments of transfer and assignment, including without limitation any bills of sale, assignments of leases, deeds, and other recordable instruments of assignment, transfer and conveyance, in addition to this Agreement, as Assignee shall reasonably request to evidence more fully the assignment by Assignor to Assignee of the Assets.

Section 2.

Assumption.

2.1

Assumed Liabilities.  As of the date hereof, Assignee hereby assumes and agrees to pay, perform and discharge, fully and completely, (i) all liabilities, commitments, contracts, agreements, obligations or other claims against Assignor, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise associated with the Business whenever arising (the “Liabilities”), as such relates to the Liabilities listed on Exhibit B.

2.2

Further Assurances.  Assignee shall from time to time after the date hereof at the request of Assignor and without further consideration execute and deliver to Assignor such additional instruments of assumption in addition to this Agreement as Assignor shall reasonably request to evidence more fully the assumption by Assignee of the Liabilities.

Section 3.

Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Delaware applicable to contracts made and to be performed entirely within that state, except that any conveyances of leaseholds and real property made herein shall be governed by the laws of the respective jurisdictions in which such property is located.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Duke Mining Company

/s/ Benjamin Mayer
By: Benjamin Mayer
Its: President and Chairman of the Board

Southwest Resources, Inc.

/s/ Dennis G. McLaughlin III
By: Dennis G. McLaughlin III
Its: Chief Executive Officer